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                                 [TRU-SERV LOGO]

                                EARNINGS RELEASE


                          TRUSERV REPORTS JULY RESULTS


CHICAGO, AUGUST 20, 2001 -- TruServ Corporation reported today revenue for the month ended July 28, 2001 of $199.5 million, down 6.6 percent after excluding net sales from the lumber business, sold in December of 2000. Revenue compared to the same period a year ago, which includes the lumber business was down 32.4 percent.
         The co-op reported a net loss for the month of $2.3 million, versus a loss of $0.1 million in the same period a year ago. After excluding the direct earnings of $1.2 million from the lumber business in July of last year and after excluding restructuring charges of $0.1 million and unusual legal and refinancing costs of $0.8 million incurred in July of this year, on a comparative basis, the net loss was only $0.1 million greater than a year ago.
         An improved mix of warehouse sales versus manufacturer direct sales to members, together with the effect of cost reductions partially offset the loss increase from lower overall volumes. Reductions in both corporate staff and the distribution network, together with lower advertising expense, all helped in reducing the co-op's ongoing costs.
         TruServ's membership decline in the first seven months lessened by 1.1 percent compared with the same period last year.
         "We were especially encouraged to see an increase in handled hardware and paint revenue of $2.2 million on a same store basis," said Pamela Forbes Lieberman, Chief Operating Officer and Chief Financial Officer. "Our members are clearly pulling the volume lever and we'll continue to pull the efficiency lever."
         Senior note and revolver debt was $409 million at the end of July, compared with $510 million outstanding at July month end a year ago.
         "Our re-financing process continues on track," said Lieberman, "and we anticipate receiving an extension to our current lenders' reservation of rights letters by the end of August."
         The original letters, which are still in force, have been extended several times previously.


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July Earnings Report
August 20, 2001

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MONTH OF JULY SUMMARY RESULTS
($ IN MILLIONS)
                                          July      July        $        %
                                          2001      2000     Change    Change
                                        -------   -------   --------   ------

Comparative Revenue                     $ 199.5   $ 213.5   $ (14.0)     -6.6%
         Lumber Business Revenue        $    --   $  81.7   $ (81.7)
                                        -------   -------   -------
Reported Revenue                        $ 199.5   $ 295.2   $ (95.7)    -32.4%


Comparative Net Loss                    $  (1.4)  $  (1.3)  $  (0.1)     -7.7%
         Lumber Business Earnings       $     -   $   1.2   $  (1.2)
            Restructuring Expense       $  (0.1)  $     -   $  (0.1)
 Unusual Refinancing and Legal Fees     $  (0.8)  $     -   $  (0.8)
                                        -------   -------   -------
Reported Net Loss                       $  (2.3)  $  (0.1)  $  (2.2)        nm

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This earnings release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Members are referred to the "Cautionary" Note Regarding Forward-Looking Statements" in the Company's most recent Form 10-K which Note is incorporated into this news release by reference.

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